Exhibit 8.3



             [RUBIN BAUM LEVIN CONSTANT & FRIEDMAN LETTERHEAD]









                     _________ __, 1995


Metromedia International
  Telecommunications, Inc.
41 West Putnam Avenue
Greenwich, CT  06830

Ladies and Gentleman:

          You have requested our opinion as to whether the proposed merger of Metromedia International Telecommunications, Inc., a Delaware corporation ("MITI"), with and into MITI Merger Corp., a Delaware corporation ("MITI Mergerco"), which is a wholly-owned subsidiary of The Actava Group Inc., a Delaware corporation ("Actava"), with MITI Mergerco being the surviving corporation from such merger (the "MITI Merger") will constitute a reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

          In reaching the opinions expressed below, we have reviewed and relied solely on (i) the Amended and Restated Agreement and Plan of Merger ("the Merger Agreement"), dated as of September 27, 1995, by and among Actava, Orion Pictures Corporation, a Delaware corporation ("Orion"), MCEG Sterling Incorporated, a Delaware corporation ("Sterling"), MITI, MITI Mergerco and OPC Merger Corp., a Delaware corporation, which is a wholly-owned subsidiary of Actava, (ii) the Joint Proxy Statement/Prospectus , filed with the Securities and Exchange Commission by Actava, Orion, Sterling and MITI on September 28, 1995 (the "Joint Proxy Statement"),
(iii) the representation letters, dated the date hereof, addressed to us in connection with the opinion set forth below from Actava, MITI Mergerco, MITI and Metromedia Company, and (iv) such other information and materials as we have deemed appropriate.

Metromedia International
  Telecommunications, Inc.
_________ __, 1995
Page 2


          We have assumed that the Merger Agreement has been duly executed by each of the parties thereto and constitutes the valid, enforceable and legally binding obligation of such parties, that the Merger Agreement has not been amended or modified, that the parties to the Merger Agreement will act in accordance therewith, and that there are no other agreements or understandings among the parties in connection with the subject matter thereof.

          Based upon and subject to the foregoing, it is our opinion that the MITI Merger will constitute a reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the Code.

          We express no opinion concerning any United States, state, local or foreign tax matter relating to the MITI Merger and the other transactions described in the Merger Agreement and the Joint Proxy Statement, except as expressly set forth above.

          The above opinion is based on the current provisions of the Code and the regulations thereunder, and on current interpretations of the Code and such regulations. The Code, the regulations and the interpretations described above are subject to change at any time, possibly with retroactive effect. Any such change could affect the continuing validity of the opinion set forth above. In rendering the above opinion we do not undertake to assume any obligation to advise you of any changes in laws which may occur after the date hereof or of any changes in facts which are brought to our attention after the date hereof.

          This letter is furnished by us solely for your benefit and the benefit of holders of issued and outstanding shares of MITI common stock as of the date hereof and may not be relied on in any manner or for any purpose by any other person or entity without our prior written consent.

          We hereby consent to the filing of this opinion as an exhibit to the Joint Proxy Statement. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Joint Proxy Statement within the meaning of the term "Expert" as used in the Securities Act of 1933, as amended, or the rules and regulations promulgated by the Securities and Exchange Commission thereunder.

                              Very truly yours,




                              RUBIN BAUM LEVIN CONSTANT & FRIEDMAN